CONTACTS

Joy Schmitt, Genta Tel: 908-286-6449 schmitt@genta.com	Marisol Peron, Aventis Tel: 908-243-7592 Marisol.Peron@aventis.com

Lisa Kennedy, Aventis Tel: 908-243-6361 Lisa.A.Kennedy@aventis.com

Genta and Aventis Announce Termination of GenasenseTM Expanded Access Program in Melanoma

Berkeley Heights and Bridgewater, NJ – May 28, 2004 – Genta Incorporated (Nasdaq: GNTA) and Aventis (NYSE: AVE) today announced the termination of the Expanded Access Program (EAP) for GenasenseT M (oblimersen sodium) Injection in combination with dacarbazine (DTIC).

The decision to close the program was made subsequent to the May 3, 2004, meeting of the Oncologic Drug Advisory Committee (ODAC), at which the results of the Genasense Phase III metastatic melanoma trial were discussed. At that meeting, the committee voted that there was insufficient evidence to recommend approval at this time.

The companies are working with the FDA to review key issues and to identify next steps related to further development of Genasense in advanced malignant melanoma. As previously announced on May 13, Genta withdrew its New Drug Application for Genasense in advanced malignant melanoma.

About Aventis

Aventis is dedicated to treating and preventing disease by discovering and developing innovative prescription drugs and human vaccines. In 2003, Aventis generated sales of € 16.79 billion (US $18.99), invested € 2.86 billion (US $3.24) in research and development and employed approximately 69,000 people in its core business. Aventis corporate headquarters are in Strasbourg, France. The company’s prescription drugs business is conducted in the U.S. by Aventis Pharmaceuticals Inc., which is headquartered in Bridgewater, New Jersey. For more information, please visit: www.aventis-us.com.

For Genta

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.

For Aventis

Statements in this news release containing projections or estimates of revenues, income, earnings per share, capital expenditures, capital structure, or other financial items; plans and objectives relating to future operations, products, or services; future economic performance; or assumptions underlying or relating to any such statements, are forward-looking statements subject to risks and uncertainties. Actual results could differ materially depending on factors such as the timing and effects of regulatory actions, the results of clinical trials, the company’s relative success developing and gaining market acceptance for new products, the outcome of significant litigation, and the effectiveness of patent protection. Additional information regarding risks and uncertainties is set forth in the current Annual Report on Form 20-F of Aventis on file with the Securities and Exchange Commission and in the current Annual Report -“Document de Référence”- on file with the “Commission des Opérations de Bourse” in France, recently renamed “Autorité des marchés financiers”.

SOURCES:	Genta Incorporated
Aventis